Exhibit 99.1

JDS UNIPHASE CONFERENCE CALL SCRIPT
FOURTH QUARTER FY 2002 RESULTS JULY 25, 2002

JOZEF

Welcome to the call. I am here with Tony Muller our Chief Financial Officer and am very pleased to introduce to you Syrus Madavi, who has joined JDS Uniphase as President and COO. Regrettably, Greg Dougherty has elected to leave the company to spend time supporting a seriously ill family member. Greg has been a great leader at JDS Uniphase and previously at SDL; we will miss him, and our hearts and best wishes are with him and his family.

Today we would like to discuss with you our fourth quarter results, review some key elements of our operations, and report the status of our Global Realignment Program. I will provide an overview of our market and business and Tony will review the financial results.

But first, I will ask Tony to review the safe harbor statement

TONY

Forward Looking Language

We would like to advise you that our report and the discussions we will have today include forward-looking statements. Forward-looking statements are all statements we make, other than those dealing specifically with historical matters (that is our historical financial results and any statements we make about the conduct of our business, operations and finances up to this moment). Our forward-looking statements include any information or projections we provide on future economic conditions, industry trends, business operations and financial guidance. All forward looking statements mentioned are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward looking statements. Some, but not all, of these risks and uncertainties are discussed from time to time in the press releases and securities filings of the company with the SEC, particularly the "Risk Factor" section of our Form 10-Q filed for the quarter ended March 30, 2002.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JOZEF

Thank you Tony. I now have the pleasure of introducing our new President and COO, Syrus Madavi. I am delighted that Syrus is joining JDS Uniphase. He brings considerable strategic and operational leadership talents that he has successfully applied to other global, multifaceted businesses. Each business emerged with a relentless focus on customers, markets and applications and achieved exceptional financial results and market presence. These are exactly our objectives as we size the Company for current market conditions and prepare for future opportunities. We are getting a leader with the talents required for these challenging times.

As a Senior Vice President at Texas Instruments, Syrus managed a business with over $1 billion in sales that consisted of several acquired companies and existing business units. He reorganized the business based on core competencies and target markets that included fiber optics and wireless communications.

As Chairman, President and CEO of Burr-Brown Corporation, a manufacturer of analog and mixed signal integrated circuits, Syrus increased the value of the company by emphasizing and capitalizing on R&D, honing market focus to, among others, high-speed communications including integrated circuits for DWDM applications, wireless base stations, and DSL. He led the company to a more than three-fold increase in sales in its core businesses and from operating losses to solid profitability. Under his leadership the company's valuation increased from less than $100 million in 1994 to over $7 billion in 2000 when it was acquired by Texas Instruments.

Most recently, Syrus has been serving as Executive Chairman of ON Semiconductors, a manufacturer of data-management semiconductors and standard semiconductor components. He will now become the non-executive chairman of ON Semiconductor.

We welcome the communications and semiconductor industry background, management experience and leadership that Syrus brings to JDS Uniphase.

Now, I invite Syrus Madavi, the new President and COO of JDS Uniphase Corporation to say a few words.

SYRUS

Thank you Jozef.

I am very pleased to have joined JDS Uniphase as I see many great opportunities for the Company. While we are in a very difficult business downturn, I believe that JDS Uniphase's long-term opportunities in fiberoptic telecommunications, data communications, and its optical technology products for other markets remain bright. I believe that JDS Uniphase has the resources to remain a leader- with its customer relationships, talented people, advanced technologies, strong manufacturing, and financial strength. I look forward to working with Jozef and the many talented leaders throughout the organization as we meet the challenges and opportunities of our businesses.

I have, of course, much to learn about JDS Uniphase and we must act quickly and decisively in the current market environment, but with the help of the JDS Uniphase team I am confident we can meet the challenges of today and tomorrow.

As Jozef will describe later in the call, business conditions mandate that we continue with our Global Realignment Program while we invest for the future, and I look forward to reporting to you on our progress in future meetings and calls.

JOZEF

Thank you, Syrus. I will now review the general status of the market and the Company.

General status of the market and Company
  Company sales for the fourth quarter were $222 million, down 15% from the third quarter. Our FY 2002 revenue was $1.1 billion.

  The market downturn has taken a heavy toll, and the foreseeable outlook for new orders in telecommunications beyond our first quarter remains flat. Demand continues to be weak in our long haul and ultra long haul telecommunications markets. Consolidation is continuing among carriers, systems providers and component manufacturers. We believe that consolidation is essential for the telecommunications industry to return to health and to be able to build and efficiently manage the networks needed for continuously increasing traffic.

  On the downside, we expect additional attrition of our smaller customers as the difficult market conditions continue. However, the Company's breadth of customers covers the entire optical communications market, providing balanced exposure to the various segments.

  Even with the difficult market conditions in long haul and ultra long haul telecommunications, we have areas of relative strength in other telecommunications segments, stability in CATV and continued growth in data communications. We believe our recent entry into data communication markets with the acquisition from IBM, our increased R&D in transmission products, and our strong customer relationships give us upside potential in these generally robust market segments.

  Sales have been either stable or growing for our Thin Film Products Group. This group has made significant contributions to our business. Growth areas, where sales have been increasing for our optics products, include projection display, security, and medical/environmental instrumentation markets. Sales have been relatively stable for commercial lasers for biotechnology, graphic arts and imaging, semiconductor processing, and other applications.

  We continue to take significant actions to align our scale of operations to existing market conditions. This requires cutting some product lines and severely curtailing R&D in others so that in aggregate, we can maintain or increase our relative investment in the most promising opportunities across all of our markets.

Global Realignment Program

  We have continued to reduce costs through our Global Realignment Program while retaining core competencies in what we believe are the enabling optical technologies required to address current and future needs in our key markets. In response to the prolonged downturn, we believe we are taking prudent steps to lower our cash break-even (defined as operating results plus depreciation and other non-cash charges) to $200 million per quarter through actions that we plan to complete over the next 18 months.
  We are reducing costs in every functional area of the Company. For example, we expect to reduce our IT costs dramatically by restructuring our vendor relationships while improving the support provided to our users.
  A critical aspect of the Global Realignment Program is the transfer of products and knowledge during consolidation. Our integration of Scion and the subsequent consolidation of the Columbus and San Jose locations, including the transfer of knowledge, have gone so well that we have advanced the closing date of the Columbus site by a month, from September 30 to August 30, resulting in additional savings. Our employees are to be commended for their professionalism and efficiency.
  Employee reassignment and training for the transfer of manufacturing to our Shenzhen facility has progressed well. We expect to be manufacturing all our passive components and a high percentage of our modules for fiberoptic communications at this facility by the end of fiscal 2003.

Leveraging Our Strengths Through Innovation
  We believe that the decisions we are making today will allow us to leverage our core strengths in optical technologies and to invest in the most promising market opportunities for those technologies in the future. These include certain targeted opportunities in fiberoptic communication markets as well as those in other markets such as display, security and medical/environmental instrumentation.

Fiberoptic Communications

  We see ongoing design activity as most major customers evolve their system architectures to ensure the lowest cost platforms with wavelength agile switching capability. To reduce costs, these customers are moving toward our integrated arrayed waveguide DWDM solutions, multi-source agreement (MSA) design transceivers and transponders, and simplified (but scalable) amplifier platforms
  We expect to invest heavily in transmission module products, leveraging our strength in components and in module design and packaging to produce products such as transceivers for telecommunications, data communications and CATV applications.
  In telecommunications markets, our sales of 2.5 Gb/s transponders have been increasing, and we are introducing new 10 Gb/s models. In data communications markets, sales increased over the prior quarter and we have tripled our capacity since January. Our XENPAK 10 Gb/s transceiver is now in qualification. We have already received orders for evaluation units for this product, and design-in activity is progressing at several accounts.

  Focused development programs are creating synergies between our data communications and telecommunications groups for the 2/2.5 and 10 Gb/s products. Expertise in developing high performance products for telecommunications is helping us achieve much longer reach for data communication products. Conversely, our success in producing low cost, high reliability, hot-pluggable packages for data communications is being applied to telecommunications products. Our portfolio of transceivers and transponders, one of the broadest in the industry, includes products for enterprise/LAN, SAN, metro and edge applications.
  Other areas of relative strength in the communications market include CATV, where fourth quarter bookings increased from the previous quarter. We had increased design-win activity, especially for return path modules for video-on-demand, and for defense applications including remote target links, sensor arrays and secure communications between buildings.
  We believe that planar waveguide technology has great potential to dramatically decrease the cost of future fiberoptic communications products. With the acquisition of Scion, we have brought together advanced development and manufacturing capabilities. As a result, we have accelerated the development of components as well as monolithic integrated multi-function devices.

  JDS Uniphase has a leading position in wavelength blockers, switches, optical performance monitors and dynamic gain equalization modules. We believe these are key products for wavelength agile networks which will allow carriers to manage and monitor signals of different wavelengths in the optical domain, which will in the long term be more network efficient.

  We are shipping our OA Series standard amplifiers introduced at OFC and also have several custom EDFA design wins. The standard amplifiers reduce costs, have short lead times and are built on a simplified platform that is scalable and flexible to the performance needs of a wide variety of applications.

Optical technologies for projection display, medical/environmental instrumentation, security markings, and aerospace and defense

  We are intensifying our investment to utilize our core optics competency for our various markets. With some of the uncertainties we all are facing in the world today, the Company has seen some strengthening in our display, security and medical/environmental instrumentation businesses. People are investing in new entertainment systems for their homes, leading to an increase in sales for our products used for projection displays. And governments are seeking ways to keep their valued documents secure. Consequently, sales have increased for security markings.

  Our strength in optics technology, particularly the combination of thin film interference technology with diffractive technology resulted in the introduction of SpectraFlair™, the first diffractive color-shifting pigment. Spectraflair was awarded New Product of the Year by the Association of Industrial Metallizers, Coaters and Laminators (AIMCAL), and we have already begun shipping it to customers in decorative and automotive markets in response to their need to provide greater brand recognition and product differentiation.
  Optical technologies used in medical and environmental instrumentation have a broadening array of applications. The combination of micro-optics and laser technologies has resulted in the creation of a small, stable, pulsed UV laser for use in state-of-art biohazard detection systems. This is a very promising program and we have already sold some products and have design wins.

Focusing on our customers
  A key ingredient in our strategy for success, and ingrained in our culture, is our continuing focus on our customers. Our customers are undergoing difficult changes and have to adapt to a very different set of network needs and economics. They need to reduce their costs and desire more than ever to outsource design and be able to purchase higher level, more integrated modules. As a result of our close working relationships with our customers, we believe that we are able to coordinate our development closely with their future needs and provide the added value that will reduce their costs and speed their time to market.
  We are making greater use of the web and online programs to maintain communications and provide services to our customers while also reducing costs. For example, we recently introduced JDSUniversity, an online resource with over 30 courses on fiberoptic technology and products. In only 90 days 2,600 people have registered and have returned on average 2.5 times. We plan to expand this program to include other areas of our business.
  Finally, you may ask why I believe telecommunications has potential. Apart from economic woes and the current re-normalization of our market, the need and desire remains for easy-to use broadband applications with a seamless network infrastructure. The industry must refine and further develop its business models and approaches to enable them to provide attractive economic returns. In the meantime, the key is to apply our competencies in those businesses which we have a leadership position, as they will be the engines that can drive our customers and us forward.
  Again, I am pleased Syrus has joined us and I look forward to his contributions to JDS Uniphase.

And now Tony will review the financial results.

TONY

Numbers for the Quarter

Let me first review the key financial numbers for the quarter.

  Sales of $222 million in the quarter were down 15% from the third quarter and near the mid-point of our sales guidance.
  Pro forma gross margin reflected the continued decline in sales of profitable components products, costs of the Global Realignment Program, the impact of considerably smaller purchase volumes, the net effect of inventory charges and the use of inventory previously written down, and the overall effect of lower volume.
  Our financial condition remains strong. Cash and short term investments at the end of June were $1.45 billion, of which over $1.4 billion was in cash and short-term fixed income investments, essentially flat from last quarter. We generated $14 million in cash from operations.

Looking at the quarter in more detail, let me start with our operating results.

  Sales to North American customers in the fourth quarter represented 73% of total sales, European customers 16%, and Asian customers over 11%. For the fiscal year these amounts were 74%, 18%, and 8%, respectively.
  We had no 10% customers for the year. Lucent represented fifteen per cent of sales in the fourth quarter, although without cancellation charges they would have been well below 10%. Our sales included cancellation charges of $21 million, or just under 10% of sales; this was contemplated in our guidance for the quarter. Please note that we wrote off inventory in connection with these cancellations in prior periods but only recognize such revenue upon receipt of customer payment.
  Transmission and Network Components represented $132 million in revenue, or 59% of total sales. Revenue in this segment was down 27% sequentially.
  Thin Film Products and Instrumentation accounted for $89 million in revenue, or 40% of total sales. Revenue in this segment increased 10% from the third quarter because of strong demand for display products (including projection display components and interference pigments). Sales of our non- telecommunications products represented 38% of total sales for the quarter. Please note that our non-telecommunications businesses as a group were profitable for the quarter.
  Modules represented about 50% of total communications sales for the quarter.
  Our book-to-bill ratio was slightly below one for the quarter and up slightly from the prior quarter. Our year-end backlog was $179 million.
  Our results reflect the use of $17 million in previously written off inventory, although we reserved other parts in slightly higher amounts.

Gross margin (pro forma)

  Our pro forma gross margin, including realignment and other charges was minus 6%. Pro forma gross margin includes the benefit of cancellation revenue and sale of inventory previously written off, Global Realignment Program charges, and inventory write-downs. Excluding these items, the pro forma gross margin was minus 4%. This is lower than expected because of a lower margin product mix, in particular, lower sales of high margin telecommunication components, lower part purchase volumes, a higher mix of data communication transceivers where we are investing for higher market share, and sales of certain non-telecommunications products.

R&D (pro forma)

  Excluding Global Realignment Program charges, R&D expenses were $48 million or 22% of sales for the quarter, down 8% from the third quarter.

SG&A (pro forma)
  SG&A expenses, excluding Global Realignment Program charges, were $57 million for the quarter or 26% of sales for the quarter. SG&A expenses also were down 12% sequentially.
  Interest and other income was $12 million for the quarter.
  Our pro forma loss was $140 million or $0.10 per share for the fourth quarter. These results include the Global Realignment Program costs, charges and benefits related to the write down of inventory, and exclude the costs we have historically excluded from pro forma results, primarily those related to merger and acquisition charges as well as the reduction in the value of long-lived assets.
  Again, please note that analyst estimates for the June quarter typically exclude the costs associated with the JDS Uniphase Global Realignment Program. The pro forma amounts shown above do not exclude such costs.
  For the fourth quarter outstanding shares were 1.365 billion. Please note that in early July we issued 39 million shares to Philips Electronics representing the payment of the contingent consideration payable in connection with the acquisition of our Eindhoven operations.

Let me provide additional details on the Global Realignment Program.

  The total costs of this program are now estimated to be $1.2 billion of which approximately $943 million was incurred through the end of the fourth quarter.
  In the fourth quarter we recorded net charges of $67 million, of which $20 million was charged to cost of goods sold and $47 million was charged to operating expenses. Included in the costs of the Global Realignment Program are charges for accelerated depreciation, and moving and employee costs related to the phasing out of certain facilities and equipment.
  To date actions taken under the Global Realignment Program have reduced annual expenses by approximately $955 million and our current employment is slightly above 9,000. Over the next eighteen months, we expect to reduce our annual expense rate by an additional $160 million. We are completing plans to reduce our cash flow break-even to $200 million per quarter. This would imply a pro forma operating breakeven of approximately $260 to $270 million in quarterly sales.

Balance Sheet

Our financial strength remains considerable.

  We held $1.45 billion in cash and marketable securities at the end of the quarter, of which just over $1.4 billion was cash, money market and other highly liquid fixed income securities.
  DSAR were 55 days for the quarter as compared to 57 days at the end of March. This important measure has continued to improve in recent quarters.
  The Global Realignment Program used approximately $22 million in cash during the quarter. To date, the Global Realignment Program has used approximately $190 million in cash and we expect additional cash outlays of approximately $300 million over future quarters.
  Our net inventory levels declined 21% during the quarter.
  We generated $14 million in cash from operations during the quarter, including cash used by the Global Realignment Program. Approximately $45 million in tax refunds received during the fourth quarter favorably affected our operating cash flows.
  Capital spending for the quarter was $19 million (year to date $133 million), which was less than half of depreciation.

Long-Lived Assets

  As we have done for several quarters, we again performed an assessment of our long-lived assets pursuant to SFAS 121. This resulted in $740 million in reductions of long-lived assets for the quarter. Of this amount, $242 million related to fixed assets. This amount reflects lower industry analyst forecasts for our industry, lower forecasted sales for us, and further delays in our anticipated recovery.

Guidance

  The Company anticipates sales for the first quarter of fiscal year 2003 will be $200 to $210 million, including cancellation revenue, as the downturn in the Company's markets continues. We do not anticipate recording any more significant cancellation revenue after the first quarter. Much of the forecasted revenue decline is in components, typically among the Company's highest margin product lines. Therefore, at the sales level projected for the first quarter, the Company expects pro forma gross margin will be in the range of 4% to 8% of sales with a pro forma net loss of $.06 to $.08 per share for the period, excluding charges under the Global Realignment Program.
  We anticipate using approximately $250 to $300 million in cash in fiscal 2003 based on our expectations for sales, Global Realignment Program cash costs, capital expenditures of $75 to $100 million, and anticipated tax refunds.

Please let me add one final note. Some time ago I advised Jozef and the Board of Directors of my plans to retire by the end of the first calendar quarter of 2003 during which I will turn 60. The Company has begun considering candidates to become the new CFO of JDS Uniphase and I am assisting Jozef and the Board in this effort.

Jozef.

JOZEF

Thank you Tony

  Before concluding our prepared remarks, let me share with you our thoughts on corporate governance and business ethics. We have always endeavored to maintain the highest standards of business ethics in all that we do and over the years have developed policies and practices in support of this. We have had documented policies and leadership by example that our colleagues and we practice. A non-executive Chairman of the Board has led our Board of Directors, and we have had an active, demanding Board of Directors with audit, compensation and governance committees composed entirely of knowledgeable, independent directors who meet the standards that are now being proposed and mandated. In these times when there have been serious lapses in ethical and governance practices at some companies, we will continue to do the utmost to maintain the high ethical standards practiced at JDS Uniphase.
  JDS Uniphase continues to prove itself as a committed, strong and resilient company that has distinguished itself by its ability to adapt to extreme changes in market conditions over the past few years. This makes me feel proud and I give credit to the leadership team, our organizational values and particularly our employees who persevere through the uncertainty.

We now open the call for questions.